Exhibit 6.4

SECOND AMENDMENT TO REVENUE LOAN AND SECURITY AGREEMENT

This second amendment (this “Amendment”) to that certain Revenue Loan and Security Agreement dated April 29, 2020 (as amended, the “Agreement”), as amended by that certain Amendment to Revenue Loan and Security Agreement dated May 5, 2021 (the “First Amendment”), by and among NowRx, Inc., a Delaware corporation (the “Company”), Cary Breese (the “Key Person”), and Decathlon Alpha IV, L.P., a Delaware limited partnership (“Lender”), is effective May 11, 2022 (the “Second Amendment Date”). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The Company desires to obtain from Lender a Subsequent Advance in the amount of $1,000,000 but has not satisfied the conditions to a Subsequent Advance required by the Agreement. In connection with and as a material inducement to Lender to make such Subsequent Advance, Company desires to make certain amendments to the Agreement as provided herein.

The Company and the Lender agree as follows:

1.            Subsequent Advance. Pursuant to Section 2.1(b) of the Agreement, the Company hereby requests from Lender a Subsequent Advance in the amount of $1,000,000. In connection with and as a further condition to the advancement of the requested Subsequent Advance by Lender to the Company, the Company hereby certifies to Lender:

1.1.            the amount of all Advances previously advanced to the Company by Lender plus the additional Subsequent Advance requested hereby does not exceed the Revenue Loan Amount;

1.2.            the amount of all previous Subsequent Advances plus the new Subsequent Advance requested does not exceed the amount of Subsequent Advances for the applicable Advance Period;

1.3.            all information contained in the most recent Certificate of Perfection delivered by the Company to Lender is accurate and complete as of the date hereof;

1.4.            (i) Company is not in default and no Event of Default has occurred and (ii) all representations and warranties of Company in Article 3 are true as of the date hereof; and

1.5.            except as provided in Section 3 of this Amendment, the Company has performed and complied with all covenants, agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with by it on or before receiving the Subsequent Advance requested hereby.

2.	Amendments.

2.1.	Definitions. The following definitions are hereby amended and restated in their entirety:

“Revenue Loan Amount” means $4,000,000.

2.2.            Schedule 2.1(b). An amended and restated Schedule 2.1(b) to the Agreement is attached hereto as Schedule 2.1(b).

2.3.            Schedule 2.3(b)(2). An amended and restated Schedule 2.3(b)(2) to the Agreement is attached hereto as Schedule 2.3(b)(2).

2.4.            Schedule 11.1. An amended and restated Schedule 11.1 to the Agreement is attached hereto as Schedule 11.1.

2.5.            Monthly Payments. A new Section 2.3(f) is hereby added to the Agreement:

(f)  Payments in Addition to Monthly Payments. The Company shall make the following payments (each an “Additional Monthly Payment”) in addition to, and not in lieu of, the monthly payments due pursuant to Section 2.3(b):

Payment Date	Payment Amount
July 15, 2022	$200,000
August 15, 2022	$200,000
September 15, 2022	$200,000
October 15, 2022	$200,000
November 15, 2022	$200,000

3.            Limited Waiver. Lender acknowledges that Company has not satisfied the Subsequent Advance conditions set forth in paragraphs 6 and 8 of Schedule 2.1(b) of the Agreement. Lender hereby waives the Company’s obligation to comply with such conditions solely for the purpose of making the Subsequent Advance requested hereby. The foregoing acknowledgement and waiver by Lender is not intended to be, and shall not be construed as, a waiver of (i) any Event of Default or other breach of the Agreement (including the Company’s failure to make monthly payments as required by Section 2.3(b) of the Agreement or any future Event of Default or other breach of the Agreement), (ii) any of the rights or remedies of Lender, (iii) any obligations of Company under the Agreement, or (iv) any other current or future conditions set forth in the Agreement (including conditions to any requests for any additional Subsequent Advances).

4.            Transaction Costs. Pursuant to Section 12.7 of the Agreement and in connection with the Subsequent Advance contemplated by this Amendment, the Company will reimburse Lender for all fees and expenses incurred by Lender relating to this Amendment and the making of the contemplated Subsequent Advance. Lender will withhold $500 of the Subsequent Advance requested hereby and apply it towards Company’s obligation to pay Lender’s fees and expenses incurred in connection with this Amendment.

5.	No Other Changes. In all other respects, the Agreement remains in full force and effect.

[Signatures on following page]

The parties have executed this Amendment as of the Second Amendment Date.

COMPANY:

NOWRX, INC.

By:	/s/ Cary Breese
Cary Breese, Chief Executive Officer

LENDER:

DECATHLON ALPHA IV, L.P.

By: Decathlon Alpha GP IV, LLC
Its: General Partner

By:	/s/ John Borchers
John Borchers, Managing Director

KEY PERSON:

By:	/s/ Cary Breese
Cary Breese

[Signature page to Second Amendment to Revenue Loan and Security Agreement]

SCHEDULE 2.1(b)

SUBSEQUENT ADVANCE AMOUNT

Company may request that Lender make the following Subsequent Advances during the Advance Periods stated below, subject to the condition precedent that all of the following criteria are satisfied as of the date of the corresponding Advance Request (in each case as determined by Lender in its sole discretion):

1.	the amount of all Advances previously advanced to Company by Lender plus the new Subsequent Advance requested does not exceed the Revenue Loan Amount;

2.	the amount of all previous Subsequent Advances plus the new Subsequent Advance requested does not exceed the amount of Subsequent Advances for the applicable Advance Period;

3.	Company provides Lender with a Certificate of Perfection together with the Advance Request or certifies to Lender that all information contained in the most recent Certificate of Perfection delivered by Company to Lender is accurate and complete as of the date of the Advance Request;

4.	Company certifies to Lender in writing that (i) Company is not in default and no Event of Default has occurred and (ii) all representations and warranties of Company in Article 3 are true as of the date of the Advance Request;

5.	the requested Subsequent Advance is at least $100,000;

6.	the sum of the Revenue for each month ended between the Effective Date and the date of the Advance Request exceeds 85% of the pro forma projections set forth on Schedule 2.3(b)(2) for the corresponding period;

7.	the Subsequent Advance will not cause the sum of all Senior Indebtedness plus the Amount Advanced to exceed an amount equal to 20% of the sum of the Revenue for the trailing twelve-month period immediately preceding the date of the Advance Request;

8.	Company must have generated net income of at least $1 or net losses within 10% of cumulative pro forma projections in each month ended between the Effective Date and the date of the Advance Request; and

9.	For any amount drawn over the $1,000,000 Initial Advance from Lender, Company must have raised, on a dollar-for-dollar basis, equity capital in the same amount since the Effective Date of this Agreement. For the avoidance of doubt, for each post-Closing dollar of equity capital that Company raises, Company will be eligible to draw an additional dollar from Lender pursuant to this Agreement. As an example, if Company were to raise $1,000,000 in fresh equity capital post-Closing, then Company would be eligible for an additional $1,000,000 Subsequent Advance from Lender.

Subsequent Advance Amount	Advance Period
$1,000,000	Between June 15, 2020 and June 15, 2021
$1,000,000	Between July 15, 2020 and July 15, 2021
$1,000,000	Between May 1, 2022 and May 11, 2022

SCHEDULE 2.3.(b)(2)

PRO-FORMA PAYMENT SCHEDULE

				Projected	Revenue	Projected	Loan	Projected Annual
NowRx			Date	Revenue	% PMT	Payment	Advancement	Debt Service
			4/30/2020	$1,004,803			$1,000,000
			5/15/2020	$1,028,495	2.25%	$20,432	$-
Summary
Total Principal	$4,000,000		6/15/2020	$1,234,194	2.25%	$22,849	$1,000,000
Total Interest	$4,000,000		7/15/2020	$1,442,725	2.25%	$25,083	$-
Total Payments	$8,000,000		8/15/2020	$1,566,441	2.25%	$27,207	$-
			9/15/2020	$1,701,763	2.25%	$27,232	$-
Projected cash-on-cash multiple	2.00	x	10/15/2020	$1,845,698	2.25%	$29,160	$-
Projected term in months	54		11/15/2020	$1,953,104	2.25%	$30,439	$-	2020
			12/15/2020	$2,067,393	2.25%	$30,505	$-	$212,907
Minimum Cash-on-Cash Multiple			1/15/2021	$2,054,923	2.50%	$31,580	$-
0 - 6 Months	1.35	x	2/15/2021	$2,157,669	2.50%	$40,247	$-
6 - 12 Months	1.45	x	3/15/2021	$2,277,112	2.50%	$42,799	$-
12 - 18 Months	1.55	x	4/15/2021	$2,386,937	2.50%	$51,897	$-
18 - 24 Months	1.65	x	5/15/2021	$2,502,092	2.50%	$52,182	$1,000,000
24 - 30 Months	1.80	x	6/15/2021	$2,636,151	2.50%	$53,326	$-
30 + Months	2.00	x	7/15/2021	$2,767,958	2.50%	$57,991	$-
			8/15/2021	$2,921,035	2.50%	$54,992	$-
Revenue Assumptions			9/15/2021	$3,037,876	2.50%	$60,233	$-
2020	$13,844,616		10/15/2021	$3,175,267	2.50%	$60,229	$-
2021	$32,721,031		11/15/2021	$3,335,301	2.50%	$59,699	$-	2021
2022	$49,599,849		12/15/2021	$3,468,713	2.50%	$62,178	$-	$627,354
2023	$69,206,848		1/15/2022	$3,378,934	3.00%	$65,722	$-
2024	$83,086,549		2/15/2022	$3,497,197	3.00%	$66,350	$-
			3/15/2022	$3,619,599	3.00%	$73,697	$-
			4/15/2022	$3,746,285	3.00%	$94,698	$-
			5/15/2022	$3,915,795	3.50%	$131,120	$1,000,000
			6/15/2022	$4,033,269	3.50%	$137,053	$-
			7/15/2022	$4,194,995	3.50%	$341,164	$-
			8/15/2022	$4,320,845	3.50%	$346,825	$-
			9/15/2022	$4,493,679	3.50%	$351,230	$-
			10/15/2022	$4,628,489	3.50%	$357,279	$-
			11/15/2022	$4,813,184	3.50%	$361,997	$-	2022
			12/15/2022	$4,957,579	3.50%	$168,461	$-	$2,495,596
			1/15/2023	$4,946,734	3.50%	$173,515	$-
			2/15/2023	$5,143,661	3.50%	$173,136	$-
			3/15/2023	$5,297,971	3.50%	$180,028	$-
			4/15/2023	$5,456,910	3.50%	$185,429	$-
			5/15/2023	$5,673,642	3.50%	$190,992	$-
			6/15/2023	$5,843,852	3.50%	$198,577	$-
			7/15/2023	$5,916,743	3.50%	$204,535	$-
			8/15/2023	$6,025,651	3.50%	$207,086	$-
			9/15/2023	$6,080,870	3.50%	$210,898	$-
			10/15/2023	$6,194,577	3.50%	$212,830	$-
			11/15/2023	$6,253,702	3.50%	$216,810	$-	2023
			12/15/2023	$6,372,533	3.50%	$218,880	$-	$2,372,716
			1/15/2024	$6,435,834	3.50%	$223,039	$-
			2/15/2024	$6,501,034	3.50%	$225,254	$-
			3/15/2024	$6,568,190	3.50%	$227,536	$-
			4/15/2024	$6,637,361	3.50%	$229,887	$-
			5/15/2024	$6,769,594	3.50%	$232,308	$-
			6/15/2024	$6,843,644	3.50%	$236,936	$-
			7/15/2024	$6,919,916	3.50%	$239,528	$-
			8/15/2024	$7,061,525	3.50%	$242,197	$-
			9/15/2024	$7,143,171	3.50%	$247,153	$-	2024
			9/29/2024			$187,589	$-	$2,291,426

SCHEDULE 11.1 APPLICABLE REVENUE PERCENTAGE

(a)

Between the Effective Date and December 31, 2020 (inclusive) the Applicable Revenue Percentage will be 2.25% of Revenue for all payments due during any month within such period.

Between January 1, 2021 and December 31, 2021 (inclusive) the Applicable Revenue Percentage will be 2.50% of Revenue for all payments due during any month within such period.

Between January 1, 2022 and May 10, 2022 (inclusive) the Applicable Revenue Percentage will be 3.00% of Revenue for all payments due during any month within such period.

Between May 11, 2022 and the Maturity Date (inclusive) the Applicable Revenue Percentage will be 3.50% of Revenue for all payments due during any month within such period.

(b)

If the Revenue or Reported Revenue is not equal to at least 80% of Projected Revenue (the “ARP Threshold”) for any Revenue Test Period, the Applicable Revenue Percentage for all subsequent monthly payments (beginning with the payment due the following January 15) will, automatically and without notice from Lender, increase by 0.50%.

For clarity, the terms “Revenue” and “Reported Revenue” have separate meanings (even though it is expected that these amounts will be the same). The determination of whether the ARP Threshold has been met for the corresponding Revenue Test Period will be made initially based off of Reported Revenue (as reported in the Monthly Questionnaires delivered by Company to Lender pursuant to Section 5.19). If Company fails to meet the ARP Threshold based off of Reported Revenue, then the adjustment to the Applicable Revenue Percentage made pursuant to part (b) of this Schedule 11.1 will be effective immediately beginning with the payment due on January 15 of the year immediately following the applicable Revenue Test Period. If it appears initially that Company met the ARP Threshold for the corresponding Revenue Test Period based off of Reported Revenue, but it is later discovered that Company failed to meet the ARP Threshold based off of actual Revenue (as reported in the Financial Statements), then the adjustment to the Applicable Revenue Percentage made pursuant to part (b) of this Schedule 11.1 will be effective retroactively beginning with the payment due on January 15 of the year immediately following the applicable Revenue Test Period.

If Company fails to meet the ARP Threshold for two or more consecutive Revenue Test Periods, the adjustments made pursuant to part (b) of this Schedule 11.1 will be cumulative. If, after failing to meet the ARP Threshold for one or more previous Revenue Test Periods, Company meets the ARP Threshold for a subsequent Revenue Test Period, any previous adjustments made pursuant to part (b) of this Schedule 11.1 will no longer be applied cumulatively and the Applicable Revenue Percentage will revert back to the standard Applicable Revenue Percentage as determined in accordance with part (a) of this Schedule 11.1. Except as provided in the previous paragraph, all adjustments to the Applicable Revenue Percentage made pursuant to this Schedule 11.1 will be applied prospectively and will not result in a retroactive adjustment to any prior monthly payment.